EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

among

STARBUCK BANCSHARES, INC.,

PEARL MERGER SUB CORP.

and

PREMIERWEST BANCORP

Dated as of October 29, 2012

TABLE OF CONTENTS

Page

Article I

THE MERGER

Section 1.1	The Merger	2
Section 1.2	Closing	2
Section 1.3	Effective Time	2
Section 1.4	Effects of the Merger	2
Section 1.5	Articles of Incorporation; Bylaws	3
Section 1.6	Directors; Officers	3
Section 1.7	Reservation of Right to Revise Structure	3

Article II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
DELIVERY OF MERGER CONSIDERATION

Section 2.1	Conversion of Capital Stock	3
Section 2.2	Company Stock Options and Company Restricted Shares	4
Section 2.3	Exchange and Payment	5
Section 2.4	Withholding Rights	7

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

i

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Article V

COVENANTS

Section 5.15	Indemnification by Parent	41
Section 5.16	Employee Matters	41
Section 5.17	Indenture Obligations	43
Section 5.18	Bank Merger	43

Article VI

CONDITIONS PRECEDENT

Section 6.1	Conditions to Each Party's Obligation to Effect the Merger	44
Section 6.2	Conditions to the Obligations of Parent and Merger Sub	44
Section 6.3	Conditions to the Obligations of the Company	46

Article VII

TERMINATION, AMENDMENT AND WAIVER

Article VIII

GENERAL PROVISIONS

INDEX OF DEFINED TERMS

Definition Location

Acquisition Proposal	Section 5.2(g)(1)
Action	Section 3.10
Adverse Recommendation Change	Section 5.2(b)
Affiliate	Section 8.3(a)
Agency	Section 3.17(h)(1)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.2(b)
Articles of Merger	Section 1.3
Balance Sheet	Section 3.6(a)
Bank	Recitals
Bank Bylaws	Section 3.1(b)
Bank Charter	Section 3.1(b)
Bank Merger	Recitals
Bank Plan of Merger	Section 5.18
Book-Entry Shares	Section 2.1(a)
Breaching Party	Section 7.3(d)
Business Day	Section 8.3(b)
Certificate	Section 2.1(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.4
Company	Preamble
Company 401(k) Plan	5.16(b)
Company Board	Recitals
Company Bylaws	Section 3.1(b)
Company Charter	Section 3.1(b)
Company Disclosure Letter	Article III
Company Employees	Section 5.16(a)
Company Intellectual Property	Section 3.20
Company Plans	Section 3.13(a)
Company Reports	Section 3.12
Company Restricted Share	Section 2.2(b)
Company Shareholders Meeting	Section 5.3(b)
Company Stock Awards	Section 3.2(b)
Company Stock Option	Section 2.2(a)
Company Stock Plans	Section 2.2(a)
Confidentiality Agreement	Section 5.4
Contract	Section 3.5(a)
control	Section 8.3(c)
Derivative Contract	Section 3.27
Effective Time	Section 1.3
Environmental Laws	Section 3.26

ERISA	Section 3.13(a)
Exchange Act	Section 3.6(b)
FDIC	Section 3.1(c)
Federal Reserve	Section 3.12
GAAP	3.6(a)
Governmental Entity	Section 3.5(b)
Group Benefit Plans	Section 5.16(a)
Indebtedness	Section 5.1(g)
Indemnified Party	Section 5.15
Indentures	Section 5.17(c)
Insurer	Section 3.17(h)(3)
IRS	Section 3.13(a)
knowledge	Section 8.3(d)
Law	Section 3.5(a)
Liens	Section 3.2(a)
Loan Investor	Section 3.17(h)(2)
Loans	Section 3.17(a)
Material Adverse Effect	Section 3.1(a)
Material Contract	Section 3.16(a)(13)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
NASDAQ	Section 3.12
Non-Breaching Party	Section 7.3(d)
OBCA	Recitals
Oregon DFCS	Section 3.12
Oregon Secretary of State	Section 1.3
Outside Date	Section 7.1(b)(i)
Parent	Preamble
Paying Agent	Section 2.3(a)
Payment Fund	Section 2.3(a)
Permits	Section 3.11(a)
Permitted Liens	Section 3.19
Person	Section 8.3(e)
Premium Cap	Section 5.14
Proxy Statement	Section 3.8
Regulations	Section 3.15(o)(1)
Regulatory Agreement	Section 3.28
Representatives	Section 5.2
Requisite Regulatory Approvals	Section 6.1(b)
Sarbanes-Oxley Act	Section 3.6(b)
SEC	Section 3.5(b)
Shareholder Approval	Section 3.4(a)
Shares	Section 1.7
Subsidiary	Section 8.3(f)
Superior Proposal	Section 5.2(g)(2)

v

Surviving Corporation	Recitals
Takeover Laws	Section 3.21
TARP Preferred Stock	Recitals
TARP Purchase	Recitals
TARP Securities	Recitals
TARP Warrant	Recitals
Tax	Section 3.15(o)(2)
Tax Authority	Section 3.15(o)(3)
Tax Law	Section 3.15(o)(4)
Tax Return	Section 3.15(o)(5)
Termination Fee	Section 7.3(b)(ii)
Treasury	Recitals
Treasury Letter	Recitals
Voting Agreements	Recitals
Washington DFI	Section 4.3(b)

Schedules

Company Disclosure Letter

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 29, 2012, among STARBUCK BANCSHARES, INC., a Minnesota corporation ("Parent"), PEARL MERGER SUB CORP., an Oregon corporation and a wholly owned Subsidiary of Parent ("Merger Sub"), and PREMIERWEST BANCORP, an Oregon corporation (the "Company").

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Oregon Business Corporation Act (the "OBCA"), the Company will merge with and into Merger Sub (the "Merger"), with Merger Sub as the surviving corporation in the Merger (sometimes referred to in such capacity as the "Surviving Corporation");

WHEREAS, the Board of Directors of the Company (the "Company Board") has approved this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole stockholder of Merger Sub, has adopted this Agreement and approved the Merger, all upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain shareholders of the Company are entering into voting agreements with Parent (collectively, the "Voting Agreements") pursuant to which each such Person has agreed, among other things, to vote the Shares held by such Person in favor of the Merger;

WHEREAS, upon the terms and subject to the conditions of this Agreement, Parent intends to purchase, immediately prior to and contingent upon the occurrence of the Closing, from the United States Department of Treasury (the "Treasury"), 41,400 shares of the Company's Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the "TARP Preferred Stock") and the warrant, dated February 13, 2009, to purchase 109,039 Shares at an exercise price of $57.00 per share (the "TARP Warrant" and, collectively with the TARP Preferred Stock, the "TARP Securities"), all on the terms and subject to the conditions set forth in the letter dated October 23, 2012 from the Treasury to the Company (the "Treasury Letter") (collectively, the "TARP Purchase"), and, immediately following the consummation of the TARP Purchase but immediately prior to and contingent upon the occurrence of the Closing, Parent shall deliver the TARP Securities to the Company for cancellation or otherwise provide evidence of Treasury's authorization for the Company to cancel the TARP Securities;

WHEREAS, it is contemplated that, immediately following the consummation of the Merger, PremierWest Bank, a wholly owned Subsidiary of the Company (the "Bank"), will be merged with and into AmericanWest Bank, a wholly owned Subsidiary of Parent (such merger, the "Bank Merger"), with AmericanWest Bank as the surviving entity in the Bank Merger; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

Article I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the OBCA, at the Effective Time, the Company shall be merged with and into Merger Sub. Following the Merger, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the Surviving Corporation in the Merger and a wholly owned Subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, California 90071, unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

Section 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file articles of merger, in such appropriate form as determined by the parties (the "Articles of Merger"), with the Secretary of State of the State of Oregon (the "Oregon Secretary of State"), executed in accordance with the relevant provisions of the OBCA, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the OBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Oregon Secretary of State or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the OBCA, including Section 60.497 of the Oregon Revised Statutes. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Articles of Incorporation; Bylaws.

(a)                At the Effective Time, the articles of incorporation of Merger Sub shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by applicable Law.

(b)               At the Effective Time, the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the articles of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 1.6 Directors; Officers.

(a)                The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

(b)               The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified.

Section 1.7 Reservation of Right to Revise Structure. Parent may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that (A) any such change shall not affect the United States federal income tax consequences of the Merger to holders of the shares of common stock of the Company (the Company's common stock being referred to herein as the "Shares") and (B) no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of Shares as merger consideration, (ii) impede or delay consummation of the business combination, (iii) require any party to seek approval of Treasury or a revised Treasury Letter or (iv) delay or jeopardize receipt of any required approvals of Governmental Entities. In the event Parent elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

Article II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; DELIVERY OF MERGER CONSIDERATION

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a)                Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 2.1(b)) shall thereupon be converted automatically into and shall thereafter represent the right to receive only

$1.65 in cash without interest, subject to deduction for any required withholding Tax (the "Merger Consideration"). As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such Shares (each, a "Certificate") or Shares held in book-entry form ("Book-Entry Shares") shall cease to have any rights with respect thereto, except the right to receive, in accordance with this Section 2.1(a), the Merger Consideration upon surrender of such Certificate or Book-Entry Shares, without interest, subject to deduction for any required withholding Tax.

(b)               Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub (other than (i) Shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties not affiliated with Parent or Merger Sub and (ii) Shares held, directly or indirectly, by Parent, Merger Sub or their respective Affiliates and acquired upon exercise of rights in respect of debt arrangements in effect prior to the date hereof) immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)                Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(d)               If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to reflect such change; provided that nothing in this Section 2.1(d)shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2 Company Stock Options and Company Restricted Shares.

(a)                At the Effective Time, each option to purchase Shares (each, a "Company Stock Option") granted under the PremierWest Bancorp 2002 Stock Incentive Plan, as amended, or the PremierWest Bancorp 2011 Stock Incentive Plan and related award agreements (collectively, the "Company Stock Plans"), whether vested or unvested as of the Effective Time, that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement and pursuant to Section 10.2 of each of the Company Stock Plans, terminate in its entirety at the Effective Time, and the holder of each Company Stock Option shall not be entitled to any consideration in connection with such termination of such Company Stock Option.

(b)               At the Effective Time, each restricted Share then outstanding and granted pursuant to any Company Stock Plans (each such Share, a "Company Restricted Share") shall, to the extent vested in full at the Effective Time in accordance with the terms of such

Company Restricted Share, be treated in the same manner as all other Shares under this Agreement (including receiving the Merger Consideration pursuant to the Paying Agent process contemplated by Section 2.3 below, subject to deduction for any required withholding Taxes). All unvested Company Restricted Shares (if any) shall terminate as of the Effective Time without payment of any consideration in respect thereof.

(c)                Copies of the Company Stock Plans (and all relevant agreements related thereto) governing all Company Restricted Shares and Company Stock Options and the vesting thereof have been made available to Parent. The Company shall take all steps necessary to cause the foregoing provisions of this Section 2.2 to occur, including but not limited to obtaining all necessary consents and delivering all required notices. The Company and Parent will cooperate and coordinate with respect to any materials to be submitted to the holders of Company Restricted Shares or Company Stock Options in connection with any notice or consent required under this Section 2.2. The Company shall take all necessary actions required to terminate the Company Stock Plans effective as of the Effective Time.

Section 2.3 Exchange and Payment.

(a)                On or prior to the Closing Date, Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent and reasonably acceptable to the Company (the "Paying Agent"), in trust for the benefit of holders of Shares, cash in an amount equal to the aggregate Merger Consideration in accordance with Section 2.1(a) (such cash being hereinafter referred to as the "Payment Fund"). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 2.1(a), except as provided in Section 2.3(f) with respect to interest and other income and Section 2.3(g).

(b)               Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each person who was, immediately prior to the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.1(a), (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) or Book-Entry Shares shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) or transfer of Book-Entry Shares to the Paying Agent and contain such other provisions as Parent or the Paying Agent may reasonably specify and that are reasonably acceptable to the Company) and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares pursuant to such letter of transmittal in exchange for the Merger Consideration. Upon surrender to the Paying Agent of a Certificate for cancellation or receipt of an "agent's message" by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor cash in the amount of the Merger Consideration multiplied by the number of Shares formerly represented by such Certificate or Book-Entry Shares, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of Certificates or Book-Entry Shares.

(c)                If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax is not applicable.

(d)               Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 2.1(a), without any interest thereon. From and after the Effective Time, holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company, except as provided herein or by applicable Law.

(e)                All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article II.

(f)                The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, on a daily basis; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks (that are not subject to a cease-and-desist or other similar order or enforcement action issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any capital directive by, or have adopted any board resolutions at the request of, any Governmental Entity) with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(g)               Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand of Parent, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for payment of the Merger Consideration with respect to Shares formerly represented by the Certificates or Book-Entry Shares, held by such holders without interest.

(h)               None of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of cash from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i)                 If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to Section 2.1(a) of this Agreement.

Section 2.4 Withholding Rights. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, or Company Restricted Shares or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent determines it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign Tax Law (as defined below). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Letter") (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power.

(a)                Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing, if applicable, under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing, if applicable, in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" means, with respect to any party, a material adverse effect on (i) the condition (financial or otherwise), results of operations, assets, liabilities, business or prospects of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a "Material Adverse Effect" shall not be deemed to include effects to the extent arising out of, relating to or resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirements, (B) changes after the date hereof in Laws of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes after the date hereof in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate, (D) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated hereby, (E) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (F) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement, except, with respect to clauses (A), (B), (C) and (E), to the extent that the effects of any such change or event are materially disproportionately adverse to the condition (financial or otherwise), results of operations, assets, liabilities or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

(b)               The Company has previously made available to Parent true and complete copies of the Company's articles of incorporation (the "Company Charter") and bylaws (the "Company Bylaws") and the Bank's articles of incorporation (the "Bank Charter") and bylaws (the "Bank Bylaws"), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws. The Bank is not in violation of any provision of the Bank Charter or Bank Bylaws.

(c)                The deposit accounts of the Company and its Subsidiaries are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by the Company or its Subsidiaries. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Company's knowledge, threatened.

Section 3.2 Capital Stock.

(a)                The authorized capital stock of the Company consists of 150,000,000 Shares and 1,000,000 shares of preferred stock. As of the date hereof, (i) 10,034,741 Shares were issued and outstanding, (ii) 41,400 shares of TARP Preferred Stock were issued and outstanding, (iii) 564,257 Shares were reserved for issuance pursuant to Company Stock Plans (of which 750 Shares were Company Restricted Shares and 63,507 Shares were subject to outstanding Company Stock Options) and (iv) 109,039 Shares were reserved for issuance pursuant to the TARP Warrant. All the outstanding shares of capital stock of the Company are, and all Shares reserved for issuance pursuant to Company Stock Plans and the TARP Warrant will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All of the shares of capital stock or other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, "Liens"). Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of the Company or such Subsidiary on any matter. Except as set forth above in this Section 3.2(a) and except for changes since the date hereof resulting from the exercise of the TARP Warrant or the Company Stock Options and the vesting of Company Restricted Shares described in Section 3.2(b), there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, "phantom" stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in clause (C), or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or on file with the Company with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of the Company or any of its Subsidiaries.

(b)               Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the date hereof, of outstanding Company Stock Options, Company Restricted Shares or other rights to purchase or receive Shares or similar rights granted under the Company Stock Plans or otherwise (collectively, "Company Stock Awards"), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of Shares subject to such Company Stock Award, as applicable, the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof. The Company has not knowingly granted, and there is no and has been no Company policy or practice to grant, Company Stock Awards immediately prior to, or otherwise intentionally coordinate the grant of Company Stock Awards with, the release of material information regarding the Company or its Subsidiaries.

Section 3.3 Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its respective jurisdiction of incorporation or formation. Each of the Subsidiaries of the Company is directly or indirectly wholly owned by the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 3.4 Authority.

(a)                The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the approval of this Agreement by the holders of at least a majority of the outstanding Shares (the "Shareholder Approval"), assuming for this purpose the consummation of the TARP Purchase and cancellation of the TARP Preferred Stock immediately prior to the Effective Time. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity).

(b)               The Company Board, at a meeting duly called and held at which a quorum was present, duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company's shareholders, (ii) approving this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the shareholders of the Company for adoption and approval and (iv) resolving to recommend that the Company's shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c)        Assuming the consummation of the TARP Purchase and cancellation of the TARP Preferred Stock immediately prior to the Effective Time, the Shareholder Approval is the only vote of the holders of any class or series of the Company's capital stock or other securities required by applicable Law in connection with the consummation of the Merger. No vote of the holders of any class or series of the Company's capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company other than the Merger.

Section 3.5 No Conflict; Consents and Approvals.

(a)                The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, or the articles of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (ii) any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a "Contract") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement ("Law") applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b)               No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission, body or any court or other governmental authority or instrumentality (each, a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) such filings and reports as are required pursuant to the applicable requirements of state or federal securities, takeover and "blue sky" Laws, including the filing with the Securities and Exchange Commission (the "SEC") of the Proxy Statement in definitive form, (ii) the filing of the Articles of Merger with the Oregon Secretary of State as required by the OBCA and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices set forth in Section 3.5(b) of the Company Disclosure Letter. As of the date hereof, the Company is not aware of any reason why the approvals set forth above and referred to in this Section 3.5(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 6.2(b).

Section 3.6 Financial Statements.

(a)                Each of the financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (as defined below) filed with or furnished to the SEC (including the related notes, where applicable), including the unaudited consolidated balance sheet of the Company and its Subsidiaries as at June 30, 2012 (the "Balance Sheet"), (i) has been, or will be, prepared based on the books and records of the Company and its Subsidiaries, except as indicated in the notes thereto, (ii) has been, or will be, prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated, except as indicated in the notes thereto, (iii) complied, or will comply, as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) fairly presents, or will fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as indicated in the notes thereto. The books and records of the Company and its Subsidiaries in all material respects have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions. The Company's independent auditor has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)               Since January 1, 2009, the Company and each of its Subsidiaries has had in place "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act")) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation, to the Company's outside auditors and the audit committee of the Company Board (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). The Company has no knowledge of any reason that its outside auditors and its Chief Executive Officer and Chief Financial Officer shall not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due. Since January 1, 2009, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

Section 3.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations (a) reflected or reserved against on the Balance Sheet, (b) incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet or (c) that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 3.8 Certain Information. The Proxy Statement will not, at the time it is first mailed to the Company's shareholders, at the time of any amendments or supplements thereto and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein. For purposes of this Agreement, the letter to shareholders, notice of meeting, proxy statement and form of proxy and any other soliciting material to be distributed to shareholders in connection with the Merger (including any amendments or supplements) are collectively referred to as the "Proxy Statement."

Section 3.9 Absence of Certain Changes or Events. Since the date of the Balance Sheet: (a) the Company and its Subsidiaries have conducted their businesses, in all material respects, only in the ordinary course consistent with past practice; (b) there has not been any fact, event, change, occurrence, condition, development, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company; and (c) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1

.

Section 3.10 Litigation. There is no material action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an "Action") (or basis therefor) pending or, to the knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries, any of their respective properties or any of their respective assets. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any material outstanding judgment, order, injunction, rule or decree of any Governmental Entity. Since January 1, 2009 (i) there have been no subpoenas, written demands, or document requests received by the Company or any Affiliate of the Company from any Governmental Entity, except such as are received by the Company or any Affiliate of the Company in the ordinary course of business or as are not, individually or in the aggregate, material to the Company taken as a whole, and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

Section 3.11 Compliance with Laws.

(a)                The Company and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, "Permits") necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted. All such Permits are in full force and effect. The Company and its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, (i) any applicable Law, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and any other Law relating to discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and all applicable Laws relating to broker-dealers, investment advisors and insurance brokers, and (ii) any posted or internal privacy policies relating to data protection or privacy, including the protection of personal information, and the Company does not know of, and it and its Subsidiaries have not received since January 1, 2009, written notice of, any material defaults or material violations of any applicable Law.

(b)               The Company and its Subsidiaries have properly administered in all material respects all accounts for which they act as fiduciaries, including accounts for which they serve as trustees, agents, custodians, personal representatives, guardians, conservators or investment advisors, in accordance with the terms of the governing documents and applicable Law. Neither the Company and any of its Subsidiaries nor, to the knowledge of the Company, any director, officer or employee of the Company or any of its Subsidiaries has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

(c)                The most recent regulatory rating given to the Bank as to compliance with the Community Reinvestment Act is "satisfactory." To the knowledge of the Company, since the last regulatory examination of the Bank with respect to Community Reinvestment Act compliance, the Bank has not received any complaints as to Community Reinvestment Act compliance.

Section 3.12 Reports. Since January 1, 2009, each of the Company and its Subsidiaries has filed all materials reports, registrations, documents, filings, statements and submissions together with any required amendments thereto, that it was required to file with the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the FDIC, the State of Oregon's Department of Consumer and Business Services acting though the Administrator of the Division of Finance and Corporate Securities (the "Oregon DFCS"), the SEC, the NASDAQ Capital Market ("NASDAQ"), any state consumer finance or mortgage banking regulatory authority or any other Governmental Entity (the foregoing, collectively, the "Company Reports"), and has paid all fees and assessments due and payable in connection therewith. As of their respective filing dates, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities, as the case may be. The Company Reports, including the documents incorporated by reference in each of them, each contained all of the information required to be included in it, and such Company Report did not, as of its date, or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it not misleading.

Section 3.13 Benefit Plans.

(a)                Section 3.13(a) of the Company Disclosure Letter contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "multiemployer plans" (within the meaning of ERISA Section 3(37)), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, under which any employee or former employee of the Company or its Subsidiaries has any present or future right to benefits or the Company or its Subsidiaries has had or has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans." With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof, including any amendments, and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the "IRS"), if applicable, (iii) any summary plan description and other written communications by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan and (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney's response to an auditor's request for information.

(b)               With respect to the Company Plans:

(1)               each Company Plan has been established and administered in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws, and no reportable event, as defined in Section 4043 of ERISA, no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or failure to satisfy the minimum funding standards, within the meaning of Section 302 of ERISA and 412 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made;

(2)               each Company Plan intended to be qualified under Section 401(a) of the Code (A) has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified, (B) the trust maintained thereunder has been determined to be exempt from taxation under Section 501(a) of the Code and (C) to the Company's knowledge, nothing has occurred since the date of such letter that could reasonably be expected to cause the loss of such qualified status of such Company Plan;

(3)               there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor are there facts or circumstances that exist and are known to the Company that could reasonably be expect to give rise to any such Actions;

(4)               no Company Plan is or, within the preceding seven years, has been subject to Title IV of ERISA or subject to Section 412 of the Code and no Person that is a member of a "controlled group of corporations" with, or is under "common control" with, or is a member of the same "affiliated service group" with the Company, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code, maintains, contributes to, or sponsors (or has in the past seven years maintained, contributed to, or sponsored) a multiemployer plan as defined in Section 3(37) of ERISA or a Title IV Plan;

(5)               no Company Plan is or has been a "multiemployer plan" (within the meaning of ERISA Section 3(37));

(6)               the Company and its Subsidiaries do not maintain any Company Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(f) of the Code, and the Company and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of Tax deduction as a result of such administration and operation. No Company Plan provides welfare benefits, including death or medical benefits (whether or not insured) beyond retirement or termination of service, other than as set forth in Section 3.13(a) of the Company Disclosure Letter and coverage mandated solely by applicable Law;

(7)               none of the Company Plans provides for payment of an amount or provision of a benefit, the increase of a payment or benefit, the payment of a contingent amount or provision of a contingent benefit, or the acceleration of the payment, funding or vesting of an amount or benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby whether alone or together with any other event; and

(8)               no amounts payable under the Company Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code as a result of the occurrence of the transactions contemplated by this Agreement, either alone or in combination with another event.

(c)                Each Company Plan that is subject to Section 409A of the Code has been administered and documented in compliance with the requirements of Section 409A of the Code.

(d)               Neither the Company nor any Subsidiary has a contract, plan or commitment to create any additional Company Plan, or any plan, agreement or arrangement that would be a Company Plan if adopted, or to modify any existing Company Plan, except as required by applicable Law. Except as required by applicable Law, there are no limitations or restrictions on the right of the Company or any Subsidiary or, after the consummation of the transactions contemplated hereby, Parent, to merge, amend or terminate any Company Plan.

(e)                The Company is in material compliance with any compensation-related requirements, limitations or restrictions imposed by Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, or the Interim Final Rule promulgated pursuant thereto.

Section 3.14 Labor Matters. The Company and its Subsidiaries are and have been in material compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of Taxes and continuation coverage with respect to group health plans. Since January 1, 2009, there has not been, and there is not any pending or, to the knowledge of the Company, threatened in writing, labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees. No employee of the Company or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the knowledge of the Company, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. No executive officer of the Company or any of its Subsidiaries is, or is now expected to be, in violation of any material term of any employment Contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, California Labor Code Section 1400 et seq., and any other similar applicable foreign, state, or local Laws relating to facility closings and layoffs.

Section 3.15 Taxes.

(a)                The Company and each of its Subsidiaries (and any affiliated, consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any such Subsidiary is or has been a member) (i) has properly completed and timely filed (or had timely filed on its behalf) all Tax Returns (as defined below) required to be filed by it and all such Tax Returns are true, correct and complete in all material respects, (ii) has timely paid (or will timely pay) all Taxes required to be paid by it prior to the Closing Date or, in the case of Taxes not yet due and payable, has established in the Balance Sheet an adequate accrual or reserve in accordance with GAAP for the payment of such Taxes, (iii) has incurred, since the date of the Balance Sheet, any liability for Taxes other than in the ordinary course of business, and (iv) has no liability for Taxes in excess of the amount of accruals or reserves so established in the Balance Sheet. All federal and state Tax receivables are valid and collectable.

(b)               Neither the Company nor any of its Subsidiaries has received any written notification from any Tax Authority (as defined below) regarding any issues that (i) are currently pending before any Tax Authority regarding the Company or any of its Subsidiaries, or (ii) have been raised by any Tax Authority and not yet finally resolved.

(c)                No Liens relating to Taxes are currently in effect against any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(d)               No deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Tax Authority that has not been finally resolved with all amounts due either paid or accrued as a liability in the Balance Sheet to the extent required by GAAP. No federal, state, local or foreign audit, examination, contest, administrative or judicial tax proceeding is presently pending with regard to any Taxes or Tax Returns of the Company and its Subsidiaries and no such audit, examination, contest, administrative or judicial tax proceeding has been threatened in writing.

(e)                There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

(f)                Neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, consolidated, combined, unitary, or aggregate group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent or (ii) any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Regulations (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by Contract or otherwise.

(g)               Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Company or any of its Subsidiaries have any liability or potential liability to another party under any such agreement other than any such agreement solely between the Company and its Subsidiaries.

(h)               No claim has been made against the Company or any of its Subsidiaries by a Tax Authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that any one of them is or may be subject to Tax by that jurisdiction.

(i)                 The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(j)                 Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying under Section 355 of the Code (i) in the two years prior to the date hereof or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(k)               Neither the Company nor any of its Subsidiaries is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and has not been (and will not be) such a United States real property holding corporation during the five (5) year period ending on the Closing Date.

(l)                 Neither the Company nor any of its Subsidiaries has agreed or is required to include any item of income, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or open transaction on or prior to the Closing Date, any accounting method change, agreement with any Tax Authority, any prepaid amount received on or prior to the Closing, any intercompany transaction or excess loss account or any corresponding or similar provision of state, local or non-U.S. law, any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local or foreign Tax Law).

(m)             Neither the Company nor any of its Subsidiaries has (i) engaged in any transaction that gives rise to (or could give rise to) a disclosure obligation as a "reportable transaction" within the meaning of Section 1.6011-4(b) of the Regulations or similar provision of state, local or foreign Tax Law or (ii) participated in, or is currently participating in, a "listed transaction" within the meaning of Section 1.6011-4(b)(2) of the Regulations or similar provision of state, local or foreign Tax Law.

(n)               Except as set forth in Section 3.15(n) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has experienced an "ownership change" as defined in Section 382(g) of the Code.

(o)               As used in this Agreement:

(1)               "Regulations" means the Treasury Regulations (including Temporary Regulations) promulgated by the Treasury with respect to the Code or other United States federal Tax statutes.

(2)               "Tax" (and, with correlative meaning, "Taxes") means (i) any net income, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, (ii) any liability pursuant to Section 1.1502-6 of the Regulations or comparable provisions of state, local or foreign Tax Law, any obligations under any Contract with any Person with respect to the liability for, or sharing of, Taxes (including pursuant to Section 1.1502-6 of the Regulations or comparable provisions of state, local or foreign Tax Law) and any liability for Taxes as a transferee or successor, by Contract, indemnity or otherwise and (iii) all interest, penalties, fines, additions to Tax, deficiency assessments or additional amounts imposed by any Tax Authority or other Governmental Authority in connection with any item described in clauses (i) and (ii).

(3)               "Tax Authority" means any Governmental Entity charged with the administration of any Tax Law.

(4)               "Tax Law" means any applicable Law relating to Taxes.

(5)               "Tax Return" means any returns, declarations, reports, estimates, information returns and statements in respect of any Taxes (including any schedules or attachments thereto or amendments thereof).

Section 3.16 Contracts.

(a)                Section 3.16 of the Company Disclosure Letter lists each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(1)               any Contract required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended, or disclosed by the Company on a Current Report on Form 8-K;

(2)               any Contract that limits the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or, to the Company's knowledge, upon consummation of the Merger will materially restrict the ability of Parent or any of its Affiliates to engage in any line of business in which a bank holding company may lawfully engage;

(3)               any Contract that obligates the Company or its Subsidiaries (or, following the consummation of the transactions contemplated hereby, Parent and its

Subsidiaries) to conduct business with any third party on an exclusive or preferential basis;

(4)               any Contract to which any Affiliate, officer, director, employee or consultant of the Company is a party or beneficiary (except with respect to loans to, or deposits from, directors, officers and employees entered into in the ordinary course of business and in accordance with all applicable regulatory requirements with respect to it);

(5)               any Contract that limits the payment of dividends by the Company or any of its Subsidiaries;

(6)               any material Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability or other similar agreement or arrangement;

(7)               any Contract relating to Indebtedness (other than deposit liabilities, federal funds, advances or loans from the Federal Home Loan Bank of Seattle, or sales of securities subject to repurchase, in each case, in the ordinary course of business);

(8)               any Contract that by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $60,000 over the remaining term of such Contract (other than Contracts relating to purchases and sales of investment securities or Loans, deposit liabilities, federal funds, advances or loans from the Federal Home Loan Bank of Seattle, or sales of securities subject to repurchase, in each case, in the ordinary course of business);

(9)               any Contract that provides for (i) potential indemnification payments by the Company or any of its Subsidiaries to any present or former director, officer, employee, independent contractor, consultant or agent of the Company or any of its Subsidiaries from the Company or any of its Subsidiaries or (ii) the potential obligation of the Company or any of its Subsidiaries to repurchase loans or leases;

(10)           any Contract that provides any rights to investors in the Company, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Company Board;

(11)           any Contract that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $60,000 per annum (other than any such contracts which are terminable by the Company or its Subsidiaries on 60 days or less notice without any required payment or other conditions (other than the condition of notice));

(12)           any Contract that requires a consent to or otherwise contains a provision relating to a "change of control," or that would or would reasonably be expected to prevent, materially delay or impair the consummation of the transactions contemplated by this Agreement; or

(13)           any Contract not of the type described in clauses (1) through (12) above and which involved the payments by, or to, the Company or any of its Subsidiaries in the fiscal year ended December 31, 2011, or which could reasonably be expected to involve such payments during the fiscal year ending December 31, 2012 of more than $60,000 (other than Contracts relating to purchases and sales of investment securities or Loans, deposit liabilities, federal funds, advances or loans from the Federal Home Loan Bank of Seattle, or sales of securities subject to repurchase, in each case, in the ordinary course of business).

Each contract of the type described in clauses (1) through (13) is referred to herein as a "Material Contract."

(b)               (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company; (ii) the Company and each of its Subsidiaries, and, to the knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company; and (iii) there is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any such Material Contract, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.17 Loan Portfolio.

(a)                Except as set forth in Section 3.17(a)(i) of the Company Disclosure Letter, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") with any director, executive officer or 5% or greater shareholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with, or an immediate family member of, any of the foregoing. Section 3.17(a)(ii) of the Company Disclosure Letter sets forth (x) all of the Loans of the Company or its Subsidiaries that as of the date hereof were classified by the Company or any of its Subsidiaries or any regulatory examiner as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of the date hereof and the identity of the borrower thereunder, and (y) each asset of the Company and its

Subsidiaries that as of the date hereof was classified as "Other Real Estate Owned" and the book value thereof.

(b)               Each Loan of the Company and any of the Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured or purported to be secured, has been secured by valid Liens which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors' rights and to general equity principles. To the extent secured or purported to be secured, the collateral securing each Loan of the Company and any of the Subsidiaries is free and clear of all Liens (other than Permitted Liens or Liens related to the Loans).

(c)                Except as set forth in Section 3.17(c) of the Company Disclosure Letter, none of the agreements pursuant to which the Company has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein.

(d)               The Company has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Company satisfied, (A) the Company's underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors provided to the Company by such investors), (B) all applicable requirements of federal, state and local Laws, (C) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Company or any of its Subsidiaries, on the one hand, and any Agency, Loan Investor or Insurer, on the other hand, (D) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer, and (E) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.

(e)                Each outstanding Loan (including Loans held for resale to investors) has been solicited and originated and is administered and serviced (to the extent administered and serviced by the Company or any of its Subsidiaries), and the relevant Loan files are being maintained in all material respects in accordance with the relevant loan documents, the Company's underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors provided to the Company by such investors) and with all applicable requirements of federal, state and local Laws.

(f)                The aggregate book value of the Company's and its Subsidiaries' non-performing assets as of the date hereof is set forth in Section 3.17(f) of the Company Disclosure Letter.

(g)               The Company's allowance for loan losses is, and shall be as of the Effective Time, in compliance with the Company's (or the Bank's) existing methodology for determining the adequacy of its allowance for loan losses as well as the Regulatory Agreements (as defined below) and the standards established by applicable Governmental Entities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

(h)               For purposes of this Section 3.17:

(1)               "Agency" shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Government National Mortgage Association, or any other federal or state agency with authority to (A) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or any of its Subsidiaries or (B) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including, without limitation, state and local housing finance authorities;

(2)               "Loan Investor" shall mean any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Company or any of its Subsidiaries or a security backed by or representing an interest in any such mortgage loan; and

(3)               "Insurer" shall mean a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Company or any of its Subsidiaries, including the Federal Housing Administration, the United States Department of Veterans' Affairs, the Rural Housing Service of the United States Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

Section 3.18 Insurance. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company and its Subsidiaries reasonably has determined to be prudent and consistent with industry practice. The Company and its Subsidiaries are in compliance in all material respects with its insurance policies and is not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company and its Subsidiaries (and any applicable lessor to the Company or its Subsidiaries pursuant to the requirements of a lease) are the sole beneficiaries of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

Section 3.19 Properties. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, the Company or a Subsidiary of the Company owns and has good and valid title to all of their respective owned real property and good title to all of its tangible personal property and has valid leasehold interests in all of its leased properties, necessary to conduct their respective businesses as currently conducted, free and clear of all Liens other than (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics', workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice and (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted ("Permitted Liens").

Section 3.20 Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all trademarks or servicemarks (whether registered or unregistered), trade names, domain names, copyrights (whether registered or unregistered), patents, trade secrets or other intellectual property of any kind used in their respective businesses as currently conducted (collectively, the "Company Intellectual Property"). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, (a) there are no claims pending or, to the knowledge of the Company, threatened in writing by any Person alleging infringement, misappropriation or dilution by the Company or any of its Subsidiaries of the intellectual property rights of any Person; (b) to the knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights of any Person; (c) neither the Company nor any of its Subsidiaries has made any claim of a infringement, misappropriation or other violation by others of its rights to or in connection with the Company Intellectual Property; (d) to the knowledge of the Company, no Person is infringing, misappropriating or diluting any Company Intellectual Property; (e) the Company and its Subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets and the security of their computer systems and networks; and (f) the consummation of the transactions contemplated by this Agreement will not result in the loss of, or give rise to any right of any third party to terminate any of the Company's or any Subsidiaries' rights or obligations under, any agreement under which the Company or any of its Subsidiaries grants to any Person, or any Person grants to the Company or any of its Subsidiaries, a license or right under or with respect to any Company Intellectual Property.

Section 3.21 State Takeover Statutes. No "moratorium," "fair price," "business combination," "control share acquisition," "interested shareholder", "other constituencies" or similar provision of any state anti-takeover Law (collectively, "Takeover Laws") is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby under Oregon or federal Law.

Section 3.22 No Rights Plan. There is no shareholder rights plan, "poison pill" anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 3.23 Affiliate Transactions. Except as set forth in Section 3.23 of the Company Disclosure Letter, no executive officer or director of the Company is a party to any Material Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last three years.

Section 3.24 Brokers. No broker, investment banker, financial advisor or other Person, other than as set forth in Section 3.24 of the Company Disclosure Letter, the engagement letters (and related documentation) of which have been provided to Parent and the fees and expenses of which are detailed in Section 3.24 of the Company Disclosure Letter, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.25 Opinion of Financial Advisor. D.A. Davidson & Co. has delivered to the Company Board its written opinion, dated as of the date of this Agreement, to the effect that, as of such date, subject to the assumptions, qualifications, limitations and other matters stated therein, the Merger Consideration is fair, from a financial point of view, to the holders of Shares. A copy of such opinion has been delivered to Parent, it being agreed that Parent and its Affiliates have no right to rely on such opinion.

Section 3.26 Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, (a) the Company and its Subsidiaries have complied with all federal, state or local Laws relating to: (i) the protection or restoration of the environment, health, safety or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any hazardous substance (collectively, "Environmental Laws"); (b) there are no proceedings, claims, actions, or investigations of any kind, pending or threatened in writing, by any person, court, agency, or other Governmental Entity or any arbitral body, against the Company or its Subsidiaries relating to any Environmental Law and, to the Company's knowledge, there is no reasonable basis for any such proceeding, claim, action or investigation; (c) there are no agreements, orders, judgments, indemnities or decrees by or with any person, court, regulatory agency or other Governmental Entity, that could impose any liabilities or obligations under or in respect of any Environmental Law; (d) to the Company's knowledge, there are, and have been, no hazardous substances or other environmental conditions at any property (currently or formerly owned, operated, or otherwise used by the Company) under circumstances which could reasonably be expected to result in liability to or claims against the Company relating to any Environmental Law; and (e) to the Company's knowledge, there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities under any Environmental Law.

Section 3.27 Derivatives. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, all swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions (each, a "Derivative Contract"), whether entered into for the Company's and its Subsidiaries own accounts, or for the account of one or more of its customers, were entered into (i) in accordance with prudent business practices and all applicable Laws and (ii) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity), and are in full force and effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor its Subsidiaries, nor to the Company's knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contract.

Section 3.28 Agreements with Regulatory Agencies. Except as set forth in Section 3.28 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since January 1, 2009, has adopted any board resolutions at the request of, any Governmental Entity that currently restricts the conduct of its business or that relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management, or its operations or business (each item in this sentence, a "Regulatory Agreement"). Except as set forth in Section 3.28 of the Company Disclosure Letter, the Company and its Subsidiaries are in compliance in all material respects with each Regulatory Agreement to which it is party or subject. The Company and its Subsidiaries have not received any notice from any Governmental Entity indicating that the Company or its Subsidiaries is not in compliance in any material respect with any Regulatory Agreement. To the Company's knowledge, no other Regulatory Agreement is pending or threatened.

Section 3.29 Premier Finance Company. The closing of the offices of Premier Finance Company and the dissolution of Premier Finance Company and its relinquishment of the finance company licenses registered in the States of Oregon and California have been completed as of the date hereof, and the Company and its Subsidiaries shall not be subject to any material liabilities or obligations in connection with Premier Finance Company or its operations prior to the date hereof or its dissolution.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and the Merger Sub represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power. Each of Parent and Merger Sub (a) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in the case of clause (b) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate or similar power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of Parent and Merger Sub and no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity).

Section 4.3 No Conflict; Consents and Approvals.

(a)                The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by each of Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the articles of incorporation or bylaws (or similar organizational documents) of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party by which Parent, Merger Sub or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.3(b), any Law applicable to Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

(b)               No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) such filings and reports as required pursuant to the applicable requirements of state or federal securities, takeover and "blue sky" Laws, (ii) the filing of the Articles of Merger with the Oregon Secretary of State as required by the OBCA, (iii) the receipt of such approvals and consents as are required under applicable banking Laws, including from the Federal Reserve, the FDIC, the State of Washington Department of Financial Institutions (the "Washington DFI") and the Oregon DFCS and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. As of the date hereof, Parent is not aware of any reason why the approvals set forth above and referred to in this Section 4.3(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 6.2(b).

Section 4.4 Certain Information. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first mailed to the Company's shareholders, at the time of any amendments or supplements thereto and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Company or any of its Subsidiaries specifically for inclusion or incorporation by reference therein.

Section 4.5 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.6 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

Section 4.7 Financing. Parent has or will have access to sufficient funds to consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions contemplated hereby.

Section 4.8 Legal Proceedings. Except for any litigation, claim or other proceeding that may arise following the date hereof in connection with this Agreement or the transactions contemplated hereby, no litigation, claim or other proceeding before any court or governmental agency is pending and has been served against Parent, Merger Sub or any of their subsidiaries and, to the knowledge of Parent or Merger Sub, no such litigation, claim or other proceeding has been threatened in writing, which, if adversely determined, would reasonably be expected to prevent or hinder the consummation of the transactions contemplated by this Agreement. Except for any litigation, claim or other proceeding that may arise following the date hereof in connection with this Agreement or the transactions contemplated hereby, neither Parent, Merger Sub nor any of their subsidiaries is a party to any material writ, order, judgment, award, injunction or decree which would reasonably be expected to prevent or hinder the consummation of the transactions contemplated by this Agreement.

Section 4.9 Compliance with Laws. Neither Parent, Merger Sub or any of their subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks and bank holding companies) and has received no written communication from a banking regulator or supervisor requesting that it enter into any of the foregoing, in each case, which would reasonably be expected to prevent or hinder the consummation of the transactions contemplated by this Agreement.

Section 4.10 Non-Reliance. Parent and Merger Sub each acknowledges and agrees that in entering into this Agreement it has not relied and is not relying on any representations, warranties or other statements whatsoever, whether written or oral (from or by the Company or any Person acting on the Company's behalf), other than those expressly set forth in this Agreement and the Company Disclosure Letter.

Section 4.11 No Other Representations or Warranties. None of Parent, Merger Sub or any other Person is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Parent or Merger Sub, except as expressly set forth in this Agreement, and the Company hereby disclaims any such other representations or warranties.

Article V

COVENANTS

Section 5.1 Conduct of Business. During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Parent or as otherwise specifically required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Letter or as specifically required by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries, without Parent's prior written consent, to:

(a)                (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of the Company to its parent, (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b)               issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, "phantom" stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Shares, including pursuant to Contracts as in effect on the date hereof (other than the issuance of Shares upon the exercise of Company Stock Options outstanding on the date hereof, the vesting of Company Restricted Shares outstanding on the date hereof or the exercise of the TARP Warrant, each in accordance with their terms as in effect on the date hereof);

(c)                amend, authorize or propose to amend its articles of incorporation or bylaws (or similar organizational documents);

(d)               directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (ii) any assets that are otherwise material to the Company and its Subsidiaries, other than in the ordinary course of business consistent with past practice;

(e)                directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, except in the ordinary course of business consistent with past practice or as set forth on Section 5.1(e) of the Company Disclosure Letter;

(f)                adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g)               except for deposits, repurchase agreements, federal funds borrowings and borrowings from the Federal Home Loan Bank of Seattle or otherwise in the ordinary course of business consistent with past practice, incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money, any obligations under conditional or installment sale Contracts or other retention Contracts relating to purchased property, any capital lease obligations or any guarantee or any such indebtedness of any other Person, issue or sell any debt securities, options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of any other Person, enter into any "keepwell" or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing (collectively, "Indebtedness"), or amend, modify or refinance any Indebtedness;

(h)               incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that in the aggregate are in excess of $50,000;

(i)                 (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against on the Balance Sheet (for amounts not in excess of such reserves) or incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice or (ii) waive, release, grant or transfer any right of material value to the Company or its Subsidiaries, other than in connection with loan restructures or workouts in the ordinary course of business consistent with past practice;

(j)                 (i) modify, amend, terminate, cancel or extend any Material Contract or (ii) enter into any Contract that if in effect on the date hereof would be a Material Contract and which is not terminable at will or with 30 calendar days' or less notice without payment of a premium or penalty, other than loans and other transactions made in the ordinary course of business consistent with past practice;

(k)               commence any Action (other than an Action as a result of an Action commenced against the Company or any of its Subsidiaries), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $100,000 individually or $200,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company;

(l)                 change its financial accounting methods, principles or practices, except insofar as is required by a change in GAAP, regulatory accounting principles or applicable Law, or revalue any of its material assets;

(m)             make or change any material Tax election except as required by applicable Law, settle, compromise or enter into any closing agreement with any Tax Authority with respect to any material Tax claim, audit or assessment, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim, audit or assessment, or change any annual Tax accounting period or method of Tax accounting;

(n)               change its fiscal or Tax year;

(o)               (i) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or any such grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor, (ii) grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, (iii) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Plan or awards made thereunder) except as required to comply with any applicable Law or any Company Plan in effect as of the date hereof, (iv) adopt or enter into any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Plan or other Contract or (vi) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than as required by applicable Law; except (x) for increases in base salary compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 3% in the aggregate or 5% for any individual employee, without the prior consent of Parent, (y) for other changes that are required by applicable law or (z) to satisfy contractual or other obligations existing as of the date hereof and set forth in Section 5.1(o) of the Company Disclosure Letter;

(p)               fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as currently in effect;

(q)               waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(r)                 enter into any new line of business outside of its existing business;

(s)                enter into any new lease of real property or amend the terms of any existing lease of real property;

(t)                 change, in any material respect, the credit or other material policies of the Company or any of its Subsidiaries except as required by applicable Law or at the direction of any Governmental Entity;

(u)               take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied; or

(v)               authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Section 5.2 No Solicitation. (a) The Company shall not, and shall not permit or authorize any of its Subsidiaries or any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, "Representatives") of the Company or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal, (iii) approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, any Acquisition Proposal or (iv) resolve, propose or agree to do any of the foregoing. The Company shall, and shall cause each of its Subsidiaries to, and use its best efforts to cause the Representatives of the Company and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, (B) request and confirm the prompt return or destruction of all confidential information previously furnished and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Shareholder Approval, (1) the Company receives a written Acquisition Proposal that the Company Board believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 5.2(a), (3) the Company Board determines in good faith that such Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal and (4) the Company Board determines in good faith (after consulting with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to the Company than, those set forth in the Confidentiality Agreement (as defined below); provided that any non-public information provided to any Person given such access shall have been previously provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such Person and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing provisos or engaging in any negotiations, the Company shall have entered into a confidentiality agreement with such third party on terms no less favorable to the Company than the Confidentiality Agreement.

(b)               Neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub) the approval, recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal, (C) resolve, agree or propose to take any such actions or (D) submit this Agreement to its shareholders without recommendation (each such action set forth in this Section 5.2(b)(i) being referred to herein as an "Adverse Recommendation Change") or (ii) (A) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract (each, an "Alternative Acquisition Agreement") constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal or (B) resolve, agree or propose to take any such actions. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Shareholder Approval, (1) the Company receives a written Acquisition Proposal that the Company Board believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 5.2 (except to a de minimis extent), (3) the Company Board determines in good faith that such Acquisition Proposal constitutes a Superior Proposal and (4) the Company Board determines in good faith (after consulting with outside counsel) that the failure to make an Adverse Recommendation Change would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law, the Company Board may submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation to the shareholders in the Proxy Statement or an appropriate amendment or supplement thereto; provided, however, that the Company may not submit this Agreement to its shareholders without recommendation unless (x) the Company promptly notifies Parent in writing at least three Business Days before taking that action of its intention to do so, and specifying the reasons therefor, including the terms and conditions of, and the identity of any Person making, such Superior Proposal, and contemporaneously furnishing a copy of the relevant Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company and a new three Business Day period) and (y) prior to the expiration of such three Business Day period, Parent does not make a proposal to adjust the terms and conditions of this Agreement that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) after giving effect to, among other things, the payment of the Termination Fee set forth in Section 7.3, that such action is no longer required by its fiduciary duties to the shareholders of the Company under applicable Law. During the three Business Day period prior to its effecting an Adverse Recommendation Change as referred to above, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

(c)                In addition to the obligations of the Company set forth in Section 5.2(a) and (b), the Company promptly, and in any event within 24 hours of receipt, shall advise Parent in writing in the event the Company or any of its Subsidiaries or Representatives receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal or (iii) any inquiry, proposal or offer that is reasonably likely to lead to an Acquisition Proposal, in each case together with the terms and conditions of such Acquisition Proposal, request, inquiry, proposal or offer and the identity of the Person making any such Acquisition Proposal, request, inquiry, proposal or offer, and shall furnish Parent with a copy of such Acquisition Proposal (or, where such Acquisition Proposal is not in writing, with a description of the material terms and conditions thereof). The Company shall keep Parent informed (orally and in writing) in all material respects on a timely basis of the status and material details (including, within 24 hours after the occurrence of any material amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.2(a) or (b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d)               The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company's ability to comply with any of the terms of this Section 5.2, and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

(e)                The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on "business combinations" or any similar provision contained in any Takeover Law or otherwise cause such restrictions not to apply, or agree to do any of the foregoing.

(f)                Notwithstanding anything herein to the contrary, the Company and the Company Board shall be permitted to comply with Rule 14d−9 and Rule 14e−2 promulgated under the Exchange Act; provided, however, that compliance with such rules will in no way limit or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

(g)               For purposes of this Agreement:

(1)               "Acquisition Proposal" means any inquiry, proposal or offer from any Person or group of Persons (other than Parent and its Affiliates) (whether or not acting in concert) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, primary investment, liquidation, dissolution, joint venture or similar transaction, (A) of assets or businesses of the Company and its Subsidiaries that generate 10% or more of the net revenues or net income or that represent 10% or more of the total assets (based on fair market value), of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, (B) of 10% or more of any class of capital stock, other equity security or voting power of the Company or any resulting parent company of the Company or (C) involving the Company or any of its Subsidiaries, individually or taken together, whose businesses constitute 10% or more of the net revenues, net income or total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, in each case other than the transactions contemplated by this Agreement.

(2)               "Superior Proposal" means any unsolicited bona fide written Acquisition Proposal that (A) the Company Board reasonably determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person or Persons making the proposal, (x) is more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal pursuant to Section 5.2(b) or otherwise, and including any break-up fees and expense reimbursement provisions), and (y) is reasonably likely of being completed on the terms proposed on a timely basis, (B) is not subject to any due diligence investigation, financial or other contingency, other than the receipt of the approvals of Governmental Entities and the Company's shareholders and other contingencies substantially similar to those contained in this Agreement, including not being subject to any financing contingency or condition, and (C) the terms of which contemplate a treatment of the TARP Securities that has been presented to and accepted by Treasury in writing, except in circumstances where the TARP Securities will remain outstanding or where Treasury acceptance of the terms is not otherwise required; provided that, for purposes of this definition of "Superior Proposal," references in the term "Acquisition Proposal" to "10%" shall be deemed to be references to "50%."

Section 5.3 Preparation of Proxy Statement; Company Shareholders Meeting.

(a)                As promptly as practicable after the date of this Agreement (and in any event within twenty days after the date hereof), the Company shall prepare and cause to be filed with the SEC the Proxy Statement. Parent shall cooperate with the Company in the preparation of the Proxy Statement and any amendment or supplement thereto. Without limiting the foregoing, Parent shall, and shall cause its Affiliates to, provide such information as may be reasonably necessary or appropriate in connection with the preparation of the Proxy Statement. The Company shall promptly (i) notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement and of any request by the SEC for amendments of, or supplements to, the Proxy Statement, and (ii) provide Parent with copies of all correspondence between the Company and the SEC with respect to the Proxy Statement. Each of the Company and Parent shall use its reasonable best efforts to resolve all comments from the SEC with respect to the Proxy Statement as promptly as practicable. No filing of, or amendment or supplement to, the Proxy Statement shall be made by the Company without providing Parent and its counsel a reasonable opportunity to review and comment thereon.

(b)               As promptly as reasonably practicable after the Proxy Statement shall have been cleared by the SEC, the Company shall establish a record date for, duly call and give notice of a meeting of its shareholders (the "Company Shareholders Meeting") for the purpose of obtaining the Shareholder Approval, and the Company shall convene and hold the Company Shareholders Meeting as promptly as practicable after the date of this Agreement. Unless the Company Board submits this Agreement to its shareholders without recommendation pursuant to Section 5.2(b), the Company, through the Company Board, shall recommend to its shareholders that they adopt this Agreement and the transactions contemplated hereby, and include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 5.3(b)to convene and hold the Company Shareholders Meeting shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal. In any case in which the Company Board submits this Agreement to its shareholders without recommendation pursuant to Section 5.2(b)or anything else to the contrary in this Agreement (x) the Company shall nevertheless submit this Agreement and the Merger to a vote of its shareholders and (y) the Proxy Statement shall be identical in form and content to the Proxy Statement that would have been prepared by the Company had no Adverse Recommendation Change occurred, except for appropriate changes to the disclosure in the Proxy Statement (i) stating that such Adverse Recommendation Change has been made and, if applicable, describing matters relating to the Superior Proposal or other event giving rise to the Adverse Recommendation Change to the extent required by applicable Law, and (ii) otherwise required by Law. The Company agrees that, prior to the termination of this Agreement in accordance with its terms, it shall not submit to the vote of its shareholders any Acquisition Proposal (whether or not a Superior Proposal) or propose to do so.

Section 5.4 Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request (including Tax Returns filed and those in preparation and the workpapers of its auditors); provided, however, that the foregoing shall not require the Company to disclose any information to the extent such disclosure would contravene applicable Law. All such information shall be held confidential in accordance with the terms of the letter agreement between the Company and SKBHC Holdings LLC dated as of May 14, 2012 (the "Confidentiality Agreement"). No investigation pursuant to this Section 5.4 or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.5 Reasonable Best Efforts; Regulatory Applications.

(a)                Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, (iii) vigorously resist and contest any Action, including administrative or judicial Action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated hereby, including, without limitation, by vigorously pursuing all avenues of administrative and judicial appeal and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement.

(b)               Subject to applicable Law and the guidance of any Governmental Entity, each of Parent and the Company shall (i) keep the other party apprised of the status of matters that may have a material effect on timely completion of the transactions contemplated hereby; (ii) to the extent practicable, provide the other party an opportunity to review in advance any material written communication provided to any Governmental Entity in connection with the transactions contemplated hereby, which communication may be redacted to address reasonable privilege or confidentiality concerns; and (iii) promptly furnish the other party with copies of written communications received from any Governmental Entity that may have a material impact on timely completion of the transactions contemplated hereby, which communications may be redacted to address reasonable privilege or confidentiality concerns.

(c)                Notwithstanding anything to the contrary in this Agreement, Parent, Merger Sub and their Affiliates shall not be required to take any action if the taking of such action or the obtaining of or compliance with any permits, consents, approvals or authorizations is reasonably likely to result in a restriction, requirement or condition having an effect of the type referred to in Section 6.2(b).

Section 5.6 Takeover Laws. The Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is, becomes, or is reasonably likely to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.7 Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, (b) any other notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) any Action commenced or, to such party's knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby or (d) any change, condition or event (i) that renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect or (ii) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement (including any condition set forth in Article VI) to be complied with or satisfied hereunder; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.8 Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby, and, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, shall not issue any such press release or make any public announcement without the prior consent of the other party, which consent shall not be unreasonably withheld.

Section 5.9 Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than ten (10) days after the end of each calendar month ending after the date hereof, the Company will furnish to Parent (a) consolidated financial statements (including balance sheets, statements of operations and statements of shareholders' equity) of the Company (to the extent available) as of and for such month then ended, (b) internal management reports showing actual financial performance against plan and previous period, and (c) to the extent permitted by applicable Law, any reports provided to the Company Board or any committee thereof relating to the financial performance and risk management of the Company.

Section 5.10 Shareholder Litigation. The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent's prior written consent, not to be unreasonably withheld, except where the amount of the settlement would not cause the Company's consolidated common stockholders' equity less any goodwill or other intangibles to be less than thirty million U.S. dollars ($30,000,000) and in any case does not involve the imposition of any equitable relief on, or the admission of wrongdoing by, the Company.

Section 5.11 Exemption from Liability Under Section 16(b). Prior to the Effective Time, Parent and the Company shall take all such steps as may be necessary or appropriate to cause any disposition of Shares or conversion of any derivative securities in respect of such Shares (if any) in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12 Restructuring Efforts. If the Company shall have failed to obtain the required vote of its shareholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its shareholders or at any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms of this Agreement, including the amount or kind of the merger consideration, in a manner adverse to such party or its shareholders) and/or to resubmit the transaction to the Company's shareholders for approval.

Section 5.13 Maintenance of Insurance. The Company and its Subsidiaries shall use commercially reasonable efforts to maintain insurance (including directors' and officers' liability insurance) in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts per policy not less than that maintained by the Company and its Subsidiaries as of the date of this Agreement. The Company will promptly inform Parent if the Company or its Subsidiaries receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

Section 5.14 Director and Officer Insurance. For a period of six years following the Effective Time, Parent will provide directors' and officers' liability insurance that serves to reimburse the present and former officers and directors of the Company and its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to such directors and officers as that coverage currently provided by the Company; provided that in no event shall Parent be required to make more than a single, one-time payment exceeding 200% of the current annual premiums paid as of the date hereof by the Company for any such insurance (the "Premium Cap"); provided, further, that if any such one-time payment would exceed the Premium Cap, then Parent will cause to be maintained policies of insurance which provide the maximum coverage available at a one-time payment equal to the Premium Cap.

Section 5.15 Indemnification by Parent. Following the Effective Time, Parent shall indemnify, defend and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (determined as of the Effective Time), and their heirs, estate, executors and administrators (each, an "Indemnified Party"), against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring prior to the Effective Time which were committed by such directors or officers in their capacity as such (including the transactions contemplated by this Agreement) to the same extent that the applicable Indemnified Party would be indemnified, defended and held harmless under the Company Charter or Company Bylaws, each as in effect on the date hereof as if the claim arose on the date hereof. For the avoidance of doubt, Parent shall not have any indemnification obligations pursuant to this Section 5.15 or otherwise unless the applicable Indemnified Party acted in good faith, the Indemnified Party reasonably believed that his or her conduct was in the best interests of the Company, or at least was not opposed to the Company's best interests, and, in the case of a criminal proceeding, the Indemnified Party did not have reasonable cause to believe his or her conduct was unlawful. Each Indemnified Party is intended to be a third-party beneficiary of this Section 5.15 and the provisions of this Section 5.15 shall be enforceable by each Indemnified Party and his or her heirs and representatives. If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or transfer all or substantially all of its assets to any other entity, then and in each case, Parent shall cause the successors and assigns of Parent to assume the obligations set forth in this Section 5.15.

Section 5.16 Employee Matters.

(a)                For a period of one year following the Effective Time, Parent shall cause to be provided to each employee of the Company and its Subsidiaries who is employed at the Effective Time and who remains employed with the Surviving Corporation or any Subsidiary of Parent ("Company Employees"), for so long as the Company Employee remains so employed, compensation and employee benefits that are no less favorable in the aggregate to the compensation and benefits provided to similarly situated employees of AmericanWest Bank; provided, however, that Company Employees eligible to participate in the Company's Group Benefit Plans immediately prior to the Effective Time shall remain on the Company's Group Benefit Plans through December 31, 2013, and Parent shall or shall cause its Subsidiaries to continue to fund such Group Benefit Plans at levels no less favorable than the level of funding provided immediately prior to the Effective Time. "Group Benefit Plans" for purposes of this Section 5.16(a) shall mean the Company's Regence Innova Medical Plan, Regence HAS Health Plan 2.0, Kaiser Permanente Medical Plan,  LifeMap Voluntary Vision and Dental Plans and Willamette Voluntary Dental Plan. Upon the Effective Time, Company Employees will become eligible for participation in the severance plan applicable to employees of AmericanWest Bank and in connection therewith will receive full credit for prior service accrued with the Company and its Subsidiaries (as well as service with any predecessor employer of Company and its Subsidiaries to the extent recognized by the Company) and service following the Effective Time, for purposes of determining the amount of severance benefits under such severance plan of AmericanWest Bank. Parent will consider providing retention awards to Company Employees payable in amounts and at times determined by Parent.

(b)               Parent shall, or shall cause the Surviving Corporation to, give Company Employees full credit for such Company Employees' service (as well as service with any predecessor employer of Company and its Subsidiaries to the extent recognized by the Company) with the Company and its Subsidiaries for purposes of eligibility, vesting, and determination of the level of benefits, but not for purposes of benefit accruals (except for vacation, paid time off/sick leave and severance, if applicable), under any benefit plans made generally available to employees or officers or any class or level of employees or officers maintained by Parent or the Surviving Corporation or their respective Subsidiaries in which a Company Employee participates to the same extent recognized by the Company or its Subsidiaries immediately prior to the Effective Time; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service. In the event that the 401(k) plan of the Company (the "Company 401(k) Plan") terminates prior to the Effective Time, at the Effective Time, each Company Employee will be immediately eligible to participate in the Parent or AmericanWest Bank plan that is intended to be qualified under Section 401(k) of the Code ("Parent 401(k) Plan"). Parent shall take all steps reasonably necessary to permit each Company Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code), including any rollovers of any outstanding loans from the Company 401(k) Plan, to roll over such eligible rollover distributions as part of any lump sum distribution to the extent permitted by the Company 401(k) Plan into an account under the Parent 401(k) Plan.

(c)                Parent shall, or shall cause the Surviving Corporation to, use reasonable best efforts, to the extent permitted under employee benefit plans of Parent or any of its Subsidiaries, to (i) waive any preexisting condition limitations or exclusions otherwise applicable to Company Employees and their eligible dependents under any plan of Parent or its Subsidiaries that provides health benefits in which Company Employees may be eligible to participate following the Closing, other than any limitations that were in effect with respect to such employees as of the Effective Time under the analogous Company Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums not exceeding $3,000 incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Effective Time during the portion of the calendar year prior to the Effective Time in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent, the Surviving Corporation or their respective Subsidiaries in which they are eligible to participate after the Effective Time in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Effective Time, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Plan prior to the Effective Time.

(d)               No provision of this Agreement shall (i) create any right in any employee of the Company or any of its Subsidiaries to continued employment by Parent, the Surviving Corporation, the Company, or any respective Subsidiary or preclude the ability of Parent, the Surviving Corporation, the Company, or any respective Subsidiary to terminate the employment of any employee for any reason, (ii) except for Group Benefit Plans through December 31, 2013 as contemplated in Section 5.16(a), require Parent, the Surviving Corporation, the Company, or any respective Subsidiary to continue any Company Plans or prevent the amendment, modification or termination thereof after the Closing Date, (iii) confer upon any Company Employee any rights or remedies under or by reason of this Agreement or (iv) be treated as an amendment to any particular employee benefit plan of Parent, the Surviving Corporation, the Company or any respective Subsidiary.

Section 5.17 Indenture Obligations.

(a)                The parties shall take all actions necessary for the Surviving Corporation to assume, at the Effective Time, the obligations of the Company under the Indentures (as defined below), including the execution and delivery by the Surviving Corporation of supplemental indentures, and the delivery by counsel to the Company of opinions of counsel, in each case in form and substance as are reasonably required under the Indentures and related documents upon a merger of the Company.

(b)               Prior to the Effective Time, the Company shall cooperate with Parent with respect to the redemption of the debt and trust preferred securities referred to in the Indentures promptly upon or following the Effective Time, including by delivering, at the reasonable request of Parent, prior to the Effective Time, such notices of redemption as may be required under the Indentures and related documents (which notices of redemption shall be contingent upon the consummation of the Merger) with respect to redemptions scheduled to occur upon or following the Effective Time; provided that in no event shall the Company be obligated to redeem any of the debt and trust preferred securities referred to in the Indentures prior to the Effective Time.

(c)                "Indentures" means, collectively, (i) the Indenture, dated as of December 30, 2004, by and between the Company and Wilmington Trust Company, as trustee, relating to the Junior Subordinated Debt Securities due December 30, 2034 (PremierWest Statutory Trust I), (ii) the Indenture, dated as of December 30, 2004, by and between the Company and JPMorgan Chase Bank, N.A., as trustee, relating to the Junior Subordinated Debt Securities due March 15, 2035 (PremierWest Statutory Trust II), and (iii) the Indenture, dated as of December 30, 2004, by and between the Company (successor to Stockmans Financial Group) and JPMorgan Chase Bank, N.A., as trustee, relating to the Junior Subordinated Debt Securities due September 15, 2035 (Stockmans Financial Trust I).

Section 5.18 Bank Merger. The Company shall take, and shall cause the Bank to take, all actions necessary for the Bank to consummate the Bank Merger immediately following the Effective Time, including entering into an agreement and plan of merger to be effective immediately following the Effective Time in a form reasonably acceptable to Parent (the "Bank Plan of Merger") and executing such other documents and certificates as may be reasonably requested by Parent in connection with the Bank Merger. In order to obtain the necessary state and federal regulatory approvals and consents for the Bank Merger, the Company shall, prior to the filing of applications for such regulatory approvals and consents, (i) cause the Bank to approve the Bank Plan of Merger, (ii) as the sole shareholder of the Bank, approve the Bank Plan of Merger and (iii) cause the Bank Plan of Merger to be duly executed by the Bank and delivered to Parent.

Article VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)                Shareholder Approval. The Shareholder Approval shall have been obtained.

(b)               Regulatory Approvals. (i) All regulatory approvals, consents and non-objections from the Federal Reserve, the FDIC, the Washington DFI and the Oregon DFCS and (ii) any other regulatory approvals, notices and filings set forth in Section 3.5 and Section 4.3 the failure of which to obtain or make would have or be reasonably be expected to have a Material Adverse Effect on Parent or the Company, in each case required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained or made and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the "Requisite Regulatory Approvals").

(c)                No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.

Section 6.2 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a)                Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of the Company shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of the Company has had or would reasonably be expected to result in a Material

Adverse Effect on the Company (other than the representations and warranties set forth in (i) Section 3.2(a) which shall be true and correct except to a de minimis extent and (ii) Sections 3.1(a) (first sentence), 3.2(b), 3.4, 3.5(a)(i), 3.8, 3.21, 3.22, 3.24 and 3.25 which shall be true and correct in all material respects); provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 6.2(a), any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects," "Material Adverse Effect" or similar terms or phrases) included in any such representation or warranty shall be disregarded.

(b)               Regulatory Conditions. No Governmental Entity shall have taken any action or made any determination in connection with the transactions contemplated in this Agreement, nor shall any Law have been enacted, entered, enforced or deemed applicable to the transactions contemplated in this Agreement, which imposes any restriction, condition, requirement or limitation which Parent determines, in its reasonable good faith judgment, is materially and unreasonably burdensome on Parent, the Surviving Corporation or their respective Affiliates or that would reduce the economic benefits of the transactions contemplated by this Agreement to Parent or their respective Affiliates to such a degree that Parent would not have entered into this Agreement had such restriction, condition, requirement or limitation been known to Parent on the date of this Agreement (including any requirement to raise or obtain capital in excess of the amount necessary to remain well capitalized under generally applicable regulatory capital guidelines).

(c)                Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(d)               Officers' Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Sections 6.2(a), 6.2(c), 6.2(e) and 6.2(j)

(e)                Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any fact, event, change, occurrence, condition, development, circumstance or effect that, individually on in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(f)                Litigation. There shall not be pending any Action by any Governmental Entity or other Person as a result of, arising out of or relating to the Merger or any of the other transactions contemplated by this Agreement, except for any Action that has not had or would not reasonably be expected to result in a Material Adverse Effect on the Company.

(g)               Withholding Certificate. The Company shall have delivered to Parent a certificate, substantially in the form provided for in Sections 1.1445-2(c)(3) and 1.897-2(h) of the Regulations, establishing that the Company is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code, and has not been such a United States real property holding corporation within the five year period ending on the Closing Date.

(h)               TARP Securities. Upon receipt by Treasury of the payment contemplated by the Treasury Letter from Parent, the TARP Purchase shall have been consummated on the terms and subject to the conditions set forth in the Treasury Letter and the TARP Securities shall have been cancelled in their entirety or Treasury shall have otherwise authorized cancellation of the TARP Securities.

(i)                 No Dissenters' Rights. The Shares shall remain listed on NASDAQ on the record date with respect to the Company Shareholders Meeting and no other event shall have occurred that would provide holders of Shares with the right to dissent from the Merger under the OBCA.

(j)                 Minimum TCE / ALLL. The Company's consolidated common stockholders' equity less any goodwill or other intangibles as of the Effective Time shall be equal to an amount not less than thirty million U.S. dollars ($30,000,000), and the Bank's allowance for loan and lease losses as of the Effective Time shall be equal to an amount not less than sixteen million U.S. dollars ($16,000,000).

Section 6.3 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a)               Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Parent or Merger Sub shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Parent and Merger Sub would prevent or hinder the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or to consummate the Merger; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 6.3(a), any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects," "Material Adverse Effect" or similar terms or phrases) included in any such representation or warranty shall be disregarded.

(b)               Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c)                Officers' Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

(d)               Merger Consideration. The Company shall have received evidence that the Payment Fund has been delivered to the Paying Agent.

Article VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Shareholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a)                by mutual written consent of Parent and the Company;

(b)               by either Parent or the Company:

(i)                 if the Merger shall not have been consummated on or before the date that is seven months after the date hereof (the "Outside Date"); provided that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the direct cause of, or resulted directly in, the failure of the Merger to be consummated by the Outside Date;

(ii)               if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; or

(iii)             if the Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(c)                by Parent:

(i)                 if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.2 or 5.3(b), as to which Section 7.1(c)(ii) will apply), or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or 6.2 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to the Company of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Parent or Merger Sub are then in material breach of any of its representation, warranties, covenants or agreements set forth in this Agreement; or

(ii)               if (A) the Company submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or adversely modifies or qualifies (or discloses its intention to withdraw or adversely modify or qualify) its recommendation as contemplated by Section 5.2(b), (B) the Company or the Company Board (or any committee thereof) shall approve or recommend, or cause or permit the Company to enter into, an Alternative Acquisition Agreement relating to an Acquisition Proposal, (C) the Company shall have breached any of its obligations under Section 5.2 or 5.3(b) or (D) the Company or the Company Board (or any committee thereof) shall formally resolve or publicly authorize or propose to take any of the foregoing actions; or

(iii)             if Parent or any of its Affiliates receives written notice from or is otherwise advised by a Governmental Entity that it will not grant (or intends to rescind or revoke if previously approved) any Requisite Regulatory Approval or receives written notice from or is otherwise advised by a Governmental Entity that it will not grant such Requisite Regulatory Approval without imposing a restriction, requirement or condition having an effect of the type referred to in Section 6.2(b); or

(d)               by the Company:

(i)                 if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or 6.3 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to Parent of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(ii)               prior to, but not after, receipt of the Shareholder Approval, if (A) the Company is not in breach of Section 5.2 (expect to a de minimis extent) or in material breach of any other provision of this Agreement, (B) the Company Board determines in good faith (after consulting with outside counsel and independent financial advisors) that an unsolicited Acquisition Proposal constitutes a Superior Proposal, (C) the Company Board determines in good faith (after consulting with outside counsel) that the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law, and (D) concurrently with termination hereunder, the Company enters into the binding definitive agreement with respect to such Superior Proposal attached to the Company's notice referred to in clause (1) below; provided, however, that no such termination shall be made or effective unless (1) prior to such termination, the Company shall notify Parent in writing that it intends to enter into a binding definitive agreement with respect to such Superior Proposal attaching the final version of such binding definitive agreement and any other relevant transaction documents to such notice; (2) Parent does not make, within three Business Days of receipt of the Company's notice referred to in clause (1) above, a proposal to adjust the terms and conditions of this Agreement that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) after giving effect to, among other things, the payment of the Termination Fee set forth in Section 7.3(b), that such termination is no longer required by its fiduciary duties to the shareholders of the Company under applicable Law; (3) the Company does not enter into the binding definitive agreement attached to the notice referred to in clause (1) above until at least the fourth Business Day after it has provided the notice to Parent required in clause (1) above, and (4) during such three Business Day period, the Company shall have negotiated in good faith with Parent with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to the notice referred to in clause (1) above; provided, further, however, that prior to or concurrently with such termination, the Company pays the Termination Fee due under Section 7.3(b)(iv).

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party.

Section 7.2 Effect of Termination. In the event of termination of the Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement and the provisions of Section 3.24 and Section 4.5 (Brokers), Section 5.8 (Public Announcements), this Section 7.2 (Effect of Termination), Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.5 (Entire Agreement), Section 8.6 (No Third Party Beneficiaries), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Enforcement), Section 8.12 (Severability), Section 8.13 (Waiver of Jury Trial) and Section 8.15 (No Presumption Against Drafting Party) shall survive the termination hereof; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from a breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 7.3 Fees and Expenses.

(a)                Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)               In the event that:

(i)                 (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) shall have been made directly to the Company's shareholders, otherwise publicly disclosed or otherwise communicated to senior management of the Company or the Company Board (or any committee thereof), (B) this Agreement is thereafter terminated by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) and (C) within twelve months after the date of such termination, the Company enters into an agreement in respect of any Acquisition Proposal, or recommends or submits an Acquisition Proposal to its shareholders for adoption, or a transaction in respect of an Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof (provided that for purposes of this clause (C), each reference to "10%" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "50%");

(ii)               this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) or Section 7.1(c)(ii);

(iii)             this Agreement is terminated by the Company pursuant to Section 7.1(d)(i); or

(iv)             this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii);

then, in the event of Section 7.3(b)(i) or Section 7.3(b)(ii) above, the Company shall pay to Parent a termination fee of one million U.S. dollars ($1,000,000), in the event of Section 7.3(b)(iii) above, Parent shall pay to the Company a termination fee of one million U.S. dollars ($1,000,000), and, in the event of Section 7.3(b)(iv) above, the Company shall pay to Parent a termination fee of two million five hundred thousand U.S. dollars ($2,500,000) (any such fee, a "Termination Fee"); it being understood that in no event shall either the Company or Parent be required to pay the Termination Fee on more than one occasion.

(c)                Payment of the Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by the party entitled to the Termination Fee pursuant to Section 7.3(b) above (i) on the earliest of the execution of a definitive agreement with respect to, recommendation or submission to the shareholders of, or consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Termination Fee payable pursuant to Section 7.3(b)(i), (ii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of a Termination Fee payable pursuant to Section 7.3(b)(ii) or Section 7.3(b)(iii), or (iii) prior to or concurrently with termination, in the case of a Termination Fee payable pursuant to Section 7.3(b)(iv).

(d)               The Company and Parent acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement; accordingly, if either the Company or Parent fails promptly to pay any amounts due pursuant to this Section 7.3 (such party, the "Breaching Party"), and, in order to obtain such payment, the party to whom such payment is owed (the "Non-Breaching Party") commences a suit that results in a judgment against the Breaching Party for the amounts set forth in this Section 7.3, the Breaching Party shall pay to the Non-Breaching Party its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented in writing by the parties at any time prior to the Effective Time, whether before or after the Shareholder Approval has been obtained; provided, however, that after the Shareholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Shareholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Article VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)                 if to Parent, Merger Sub or the Surviving Corporation, to:

Starbuck Bancshares, Inc.

1201 Third Ave., Ste. 1580

Seattle, WA 98101

Attention: Philip A. Donnelly, EVP/General Counsel

Facsimile: (206) 395-2199

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Suite 3400

Los Angeles, California 90071

Attention: David C. Eisman

Facsimile: (213) 621-5381

(ii)               if to Company, to:

PremierWest Bancorp

503 Airport Road – Suite 101

Medford, Oregon 97504

Attention: James Ford, President/CEO

Facsimile: (541) 618-6001

with a copy (which shall not constitute notice) to:

Lane Powell PC

601 SW Second Avenue, Suite 2100

Portland, Oregon 97204-3158

Attention: Andrew H. Ognall

Facsimile: (503) 778-2200

Section 8.3 Certain Definitions. For purposes of this Agreement:

(a)                "Affiliate" of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b)               "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in the State of Oregon or the State of Washington are authorized or required by applicable Law to be closed;

(c)                "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(d)               "knowledge" of any party means the actual knowledge, after reasonable inquiry, of any executive officer of such party;

(e)                "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity; and

(f)                "Subsidiary" means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Schedule or Exhibit such reference shall be to a Section, Article, Schedule or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Schedule or Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Schedules or Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word "or" is not exclusive. The word "including" and words of similar import when used in this Agreement will mean "including, without limitation," unless otherwise specified.

Section 8.5 Entire Agreement. This Agreement (including the Schedule and Exhibits annexed hereto), the Company Disclosure Letter, the Confidentiality Agreement, the Voting Agreements and the Treasury Letter constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6 No Third Party Beneficiaries. Except as expressly set forth in Section 5.15 above, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 8.7 Governing Law. Except to the extent that the OBCA is mandatorily applicable to the Merger, this Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Washington, without regard to any applicable conflicts of law principles.

Section 8.8 Submission to Jurisdiction. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the U.S. District Court for the Western District of Washington located in

Seattle, Washington. Each of the parties hereto submits to the jurisdiction of such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum.

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the U.S. District Court for the Western District of Washington located in Seattle, Washington, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.11 Currency. All references to "dollars" or "$" or "US$" in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.13 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS

CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.13.

Section 8.14 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 8.15 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STARBUCK BANCSHARES, INC.

By: ___________________

Name: Scott A. Kisting

Title: President & CEO

PEARL MERGER SUB CORP.

By: ___________________

Name: Scott A. Kisting

Title: President & CEO

PREMIERWEST BANCORP

By: _____________________

Name: James M. Ford
Title: President & CEO

[Signature Page to Agreement and Plan of Merger]